Exhibit 99.1

Orexigen Therapeutics Reports Financial Results for the Third Quarter Ended September 30, 2012

San Diego, CA, November 7, 2012 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the third quarter of 2012. For the three months ended September 30, 2012, Orexigen reported a net loss of $30.6 million, or $0.44 per share, as compared to a net loss of $4.6 million, or $0.10 per share, for the third quarter of 2011. As of September 30, 2012, Orexigen had $56.1 million in cash and cash equivalents and an additional $52.2 million in marketable securities, for a total of $108.3 million. In October 2012, Orexigen completed a follow-on public offering of common stock raising net proceeds of approximately $56.5 million.

Total operating expenses for the third quarter of 2012 were $31.5 million compared to $5.4 million for the third quarter of 2011. This overall increase in operating expenses reflects an increase in research and development expenses associated with the conduct of the Light Study, the Contrave® cardiovascular outcomes trial.

Given the accelerated and higher enrollment in the Light Study, Orexigen expects some clinical trial costs originally projected for 2013 to now be incurred in 2012 and a commensurate reduction in anticipated clinical trial costs for 2013. The Company projects the use of $70 million to $75 million in cash this year, resulting in a year end balance of cash, cash equivalents and marketable securities of between $130 million to $135 million.

“We expect 2013 to be a pivotal year for our company,” said Michael Narachi, CEO of Orexigen. “U.S. approval of Contrave could come as early as late 2013, and we are working closely with our North American partner, Takeda, to prepare for commercialization. Outside the U.S., we expect to submit an application for marketing authorization in Europe and to negotiate a partnership for the rest-of-world rights to Contrave and Empatic™. The additional capital we raised last month better positions us to execute on our corporate goals.”

Product candidate update:

Contrave (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR) for the treatment of obesity: Orexigen has enrolled more than 8,000 patients in the Light Study. The primary objective of the double blind, randomized, placebo controlled Light Study, which Orexigen is conducting under a Special Protocol Assessment with the FDA (United States Food and Drug Administration), is to rule out excess cardiovascular risk in overweight and obese patients receiving Contrave. Orexigen now expects to randomize approximately 9,000 patients into the study. An interim analysis and New Drug Application resubmission is planned once at least 87 major adverse cardiovascular events (MACE) have occurred, which is anticipated in the second or third quarter of 2013.

In late October, Orexigen announced that it had received a response to a formal dispute resolution request (FDRR) from the United States FDA’s Center for Drug Evaluation and Research (CDER). The response indicated that CDER highly supports further discussions regarding a faster path to resubmission of the Contrave New Drug Application (NDA). Orexigen plans to explore with the FDA the possibility of resubmitting the Contrave NDA in advance of the interim data from the Light Study. Under this scenario data from the planned interim analysis would be provided during the anticipated review period. Although procedural details need to be addressed, the Company is optimistic that these discussions could result in a faster path to resubmission of the Contrave NDA.

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Empatic, a fixed dose combination of bupropion SR and zonisamide SR, for the treatment of obesity: The Company is communicating with the FDA regarding Empatic Phase III clinical development plans and to reconfirm with the Agency that reassuring results from the Light Study may sufficiently characterize the cardiovascular risk of Empatic, so long as the weight loss and blood pressure and heart rate data for Empatic are similar to or more favorable than those of Contrave. Orexigen owns worldwide rights to Empatic.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the third quarter 2012 financial results and recent business highlights. The live call may be accessed by phone by calling 888-895-5479 (US) or 847-619-6250 (International), participant code 33664518. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is Contrave, which has completed Phase III clinical trials and for which a New Drug Application has been submitted and reviewed by the FDA. The Company has also reached agreement with the FDA on a Special Protocol Assessment (SPA) for the Light Study, the Contrave cardiovascular outcomes trial. The Company’s other product candidate, Empatic, has completed Phase II clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of enrollment and rate of MACE in the Light Study, the ability to gain agreement with FDA on the procedural details for a Contrave NDA resubmission in advance of the Light Study interim data, the timing of the subsequent resubmission of the NDA for Contrave, the timing of approval for Contrave, the submission of an application for marketing authorization in Europe and the negotiation of a partnership for the rest-of-world rights to Contrave and Empatic, the expected cash balance at the end of 2012, the expected cash usage for the year 2012, the development of Empatic and the communication with the FDA of the possibility that a cardiovascular outcomes trial will be needed for Empatic, and the commercial potential of Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: Orexigen’s ability to conduct the Light Study and the progress and timing thereof; Orexigen’s ability to demonstrate in the Light Study that the risk of MACE in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the Light Study or Phase III trials for Empatic; the Special Protocol Assessment (SPA) is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; the potential for the FDA to not approve Contrave or Empatic; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA for Contrave or an NDA for Empatic; the therapeutic and commercial value of Contrave or Empatic; Orexigen’s ability to maintain sufficient capital; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission August 9, 2012 and which is available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Orexigen Contact:	Media Contact:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	WCG
(858) 875-8629	(510) 703-9491
SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,057	$101,749
Investment securities, available-for-sale	52,227	45,844
Prepaid expenses and other current assets	1,507	1,126

Total current assets	109,791	148,719
Property and equipment, net	166	439
Restricted cash	177	542

Total assets	$110,134	$149,700

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$17,775	$4,277
Deferred revenue, current portion	3,429	3,429

Total current liabilities	21,204	7,706
Deferred revenue, less current portion	39,429	42,000
Other long-term liabilities	140	288
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2012 and December 31, 2011; no shares issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at September 30, 2012 and December 31, 2011; 70,727,827 and 61,285,514 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	71	61
Additional paid-in capital	453,624	446,357
Accumulated other comprehensive income (loss)	15	(2)
Accumulated deficit	(404,349)	(346,710)

Total stockholders’ equity	49,361	99,706

Total liabilities and stockholders’ equity	$110,134	$149,700

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Collaborative agreement	$857	$857	$2,571	$2,571
License revenue	—	—	—	971

Total revenues	857	857	2,571	3,542
Operating expenses:
Research and development	25,806	1,539	45,428	11,237
General and administrative	5,651	3,907	14,905	15,870

Total operating expenses	31,457	5,446	60,333	27,107

Loss from operations	(30,600)	(4,589)	(57,762)	(23,565)
Other income (expense):
Interest income	36	9	125	35
Interest expense	—	—	(2)	(221)

Total other income (expense)	36	9	123	(186)

Net loss	$(30,564)	$(4,580)	$(57,639)	$(23,751)

Net loss per share – basic and diluted	$(0.44)	$(0.10)	$(0.85)	$(0.49)

Shares used in computing net loss per share – basic and diluted	70,152	48,085	67,982	48,012